BOREALIS FOODS INC.
POLICY ON INSIDER TRADING
(Approved and adopted on February 7, 2024)
This Insider Trading Policy describes the policy of Borealis Foods Inc. and its subsidiaries (collectively, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: PART I prohibits trading in certain circumstances and applies to all of the Company’s directors, officers, employees and any person or company in a "special relationship" (as such term as defined in the Securities Act (Ontario) with the Company (collectively, "Insiders"), any consultant who, for purposes of this Policy is designated a Covered Person (as defined in this Policy) and the immediate family members of any of the foregoing, and PART II imposes special additional trading restrictions and applies to (i) all directors of the Company, (ii) all executive officers of the Company, “Company Insiders”)and (iv) certain other employees and consultants that the Company may designate from time to time because of their position, responsibilities or their actual or potential access to material information, and each of their respective immediate family members (together with Company Insiders, “Covered Persons”).
One of the principal purposes of federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee or any consultant who, for purposes of this Policy is designated a Covered Person who buys or sells Company shares on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.
PART I
I.Applicability
This Policy applies to all trading or other transactions in the Company’s securities, including common shares, options and any other securities that the Company may issue, such as preferred shares, notes, bonds and convertible securities, as well as to a put, call, option or other right or obligation to purchase or sell securities of the Company, derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

4891-9481-3793.6

This Policy applies to all employees of the Company, all officers of the Company, all members of the Company’s board of directors, all other persons, including consultants, that the Company may designate as a Covered Person, and their respective immediate family members.
II.General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)No Insider, any consultant who, for purposes of this Policy is designated a Covered Person, or any immediate family members of any of the foregoing may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)
(b)No Insider, any consultant who, for purposes of this Policy is designated a Covered Person, or any of the immediate family members of any of the foregoing who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or entity or otherwise disclose such information without the Company’s authorization, other than in the necessary course of business.
(c)No Insider, any consultant who, for purposes of this Policy is designated a Covered Person, or any of the immediate family members of any of the foregoing who knows of any material nonpublic information about the Company may recommend or encourage, other than in the necessary course of business, another person or company to purchase or sell securities of the Company while in possession of material nonpublic information about the Company.
(d)No Insider, no consultant who, for purposes of this Policy is designated a Covered Person, and none of the immediate family members of any of the foregoing may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Insider, no consultant who, for purposes of this Policy is designated a Covered Person, and none of the immediate family members of any of the foregoing who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or entity or otherwise disclose such information without the Company’s authorization.
(e)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Chief Legal Officer (which is defined in Part III, Section 3(c) below).
(f)Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.
III.Definitions
(a)Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision or a decision on how to vote common shares or other voting securities of the Company.

4891-9481-3793.6

Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i)changes in the Company’s prospects;
(ii)write-downs in assets or increases in reserves;
(iii)developments regarding litigation or government agency investigations;
(iv)liquidity problems;
(v)changes in earnings estimates or gains or losses in major operations;
(vi)changes in the Company’s management or the board of directors;
(vii)changes in dividends;
(viii)borrowings;
(ix)changes in accounting methods or policies;
(x)changes in licensing arrangements;
(xi)award or loss of a contract;
(xii)cybersecurity risks and incidents, including vulnerabilities and breaches;
(xiii)changes in debt ratings;
(xiv)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of assets; and
(xv)public or private offerings of Company securities.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, a new vendor, licensor or customer relationship or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations, financial position or share price should it occur. Thus, information concerning an event that would have an effect on share price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

4891-9481-3793.6

(b)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Legal Officer or assume that the information is nonpublic and treat it as confidential.
(c)Chief Legal Officer. The Company has appointed the Chief Legal Officer of the Company as the Corporate Officer for this Policy. The duties of the Chief Legal Officer include, but are not limited to, the following:
(i)assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all employees and other Covered Persons and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; (iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and
(iv)providing a reporting system with an effective whistleblower protection mechanism.
IV.Exceptions
The trading restrictions of this Policy do not apply to the following:
(a)401(k) Plan. Investing 401(k) plan contributions in a Company share fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your

4891-9481-3793.6

investment election regarding the Company’s shares are subject to trading restrictions under this Policy.
(b)Options. Exercising share options granted under the Company’s Equity Incentive Plan, for cash or the delivery of previously owned Company shares. However, the sale of any shares issued on the exercise of Company-granted share options and any cashless exercise of Company-granted share options are subject to trading restrictions under this Policy.
V.Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties (e.g. monetary penalties) from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. In addition to disgorgement, these control persons may be held liable for up to substantial monetary penalties. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)Company-Imposed Penalties. Employees and any other Covered Persons who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Chief Legal Officer and must be provided before any activity contrary to the above requirements takes place.
VI.Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Chief Legal Officer.
PART II
I.Blackout Periods
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

4891-9481-3793.6

(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed pursuant to the issuance of an earnings release that discloses all material nonpublic information that you possess or the filing of a Form 10-Q or Form 10-K, as applicable, is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)Exception. These trading restrictions do not apply to transactions under and in compliance with a pre-existing written plan, contract, instruction, or arrangement under and complying with the then applicable requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and other applicable laws, rules, and regulations (an “Approved 10b5-1 Plan”) that:
(i)has been reviewed and approved at least such period of time as may be required in respect of an Approved 10b5-1 Plan in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Legal Officer at least such period of time as may be required in respect of an Approved 10b5-1 Plan in advance of any subsequent trades);
(ii)was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
All Covered Persons utilizing an Approved 10b5-1 Plan are required to provide on a timely basis all information necessary or appropriate for the Company to be able to satisfy its disclosure requirements pertaining to such Approved 10b5-1 Plan.
II.Trading Window
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day that the blackout period under Part II, Section 1(a) above ends and ending on the day that the blackout period under Part II, Section 1(a) above begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made

4891-9481-3793.6

publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
III.Pre-Clearance of Securities Transactions
(a)Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.
(b)Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, pledge or loan of) any Company security at any time without first obtaining prior approval from the Chief Legal Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children (referred to in this Policy as “immediate family members” or similar terms) and to transactions by entities over which such person exercises control.
(c)The Chief Legal Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d)Pre-clearance is not required for purchases and sales of securities permitted to be made under and made in accordance with the terms of an Approved 10b5-1 Plan. With respect to any purchase or sale under and in accordance with the terms of an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider must be instructed by the Company Insider to send duplicate confirmations of all such transactions to the Chief Legal Officer.
IV.Prohibited Transactions
(a)Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Chief Legal Officer:
(i)Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class or convertible into or exchangeable for securities of the same class for at least six months after the purchase;
(ii)Short sales. Covered Persons may not sell the Company’s securities short;

4891-9481-3793.6

(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on or exercisable, convertible or exchangeable in respect of the Company’s securities;
(iv)Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
V.Acknowledgment and Certification
All Covered Persons are required to sign the attached acknowledgment and certification.

4891-9481-3793.6

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of Borealis Foods Inc.’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

4891-9481-3793.6